FREE WRITING PROSPECTUS Dated February 15, 2017	Filed Pursuant to Rule 433 Registration No. 333-206413 Registration No. 333-206413-01

$650mm Ally Floorplan (AMOT) 2017-1

Joint Leads:         J.P. Morgan(struc), DB, RBC

Co-Managers:     BMO, BNS, Lloyds, PNC, US Bank

CL	AMT(MM)	WAL	S&P/F	E.FNL	L.FNL	SPREAD	$PX
A	$650.00	1.98	AAA/AAA	2/15/2019	2/15/2021	1ML+40	100.000

Transaction Details	:

* Ticker	: AMOT 2017-1

* Exp Ratings	: S&P, Fitch

* Registration	: SEC Registered

* ERISA Eligible	: Yes

* Exp Timing	: Priced

* Expected Settle	: 2/22/2017

* First Pay Date	: 3/15/2017

* Denom	: $1k x $1k

* B&D	: J.P. Morgan

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.